Exhibit 17
As of December 31,

2024, Credit Suisse (USA)

LLC, a Delaware limited

liability company and an

indirect wholly
owned

subsidiary of

UBS Group

AG and

UBS AG,

is

the issuer

of

the

following securities,

which are

fully and
unconditionally guaranteed by UBS Group AG and UBS AG

on a several basis.
● 7⅛% Notes due 2032